Exhibit 10.1

August 31, 2010

Mr. Frank Pierce

Dear Frank:

It has been a pleasure working with you during this interim period. We are very pleased to offer you the position of Senior Vice President and Chief Financial Officer for the company. Your employment would be on the following terms:

1)	You will be an employee of American Electric Technologies, Inc. (“AETI”).

2)	Your job title will be Senior Vice President and Chief Financial Officer.

3)	Your responsibilities include providing leadership and management for all financial and administrative functions of company, managing the company’s complete financial operations including operational control and support to business units, assuring compliance with SEC, audits, NASDAQ and other public company financial requirements, and other roles/responsibilities as described in our CFO job description we have provided to you.

4)	You will report to the President and Chief Executive Officer of AETI.

5)	Your new hire classification is a full-time, Level 1 employee.

6)	The following are the elements of your compensation plan:

a.	You will be paid a salary, paid semi-monthly equivalent to $168,000 per year.

b.	You will receive 1,500 Restricted Stock Units (prorated for 2010, based on your start date) as part of your employment at AETI, subject to approval of the Compensation Committee of the Board of Directors.

c.	You will also be eligible for an annual variable cash bonus of $82,000 based on achievement of mutually agreed upon personal and corporate objectives. This bonus will be prorated for 2010 based on your full time starting date. The cash bonus will be paid in Ql 2011 and you must be employed by the company at that time to receive any bonus. Your objectives for the remainder of 2010 will include company performance versus plan, meeting safety objectives, etc.

d.	In addition to your variable cash bonus, you will also be eligible for an equity bonus compensation of 6,000 Restricted Stock Units (prorated for 2010, based on your start date; also with a four year vesting - see plan attached). This equity bonus is uncapped. This is subject to approval by the compensation committee of the AETI Board of Directors.

e.	You will be eligible for an executive car allowance of $700.00 per month.

f.	You will be supplied with a computer and the software commensurate with your requirements and will be eligible to participate in the company mobile phone policy (reimbursed $80/month).

g.	Upon meeting eligibility requirements, you will be offered the standard company benefits which include medical, 401(k), Employee Stock Purchase Plan, etc. per the company policies and procedures.

h.	You will be granted one week of vacation through 12/31/2010. Effective January 2011 you will be eligible for three weeks of vacation per year. Vacation time must be utilized within the calendar year; there are no carry-overs or buy outs as per policy.

i.	During your first twelve months of employment, in the event your employment is terminated other than for cause or disability, or in the event there is a change of control/acquisition which results in your termination, a substantial reduction of your responsibilities, or necessitates a commute outside of the Greater Houston area (reasonable driving distance), AETI agrees to provide you a severance package equal to six months of your then base salary, and will pay COBRA health insurance costs for you and your family for up to six (6) months after your employment ends. This severance will be paid out on a monthly basis and will cease upon commencement of other employment or upon completion of the twelve month period beginning from your start date.

j.	Please remember that all compensation matters are confidential.

7)	As a condition of employment, all applicants are required to undergo a Drug Screen and Physical examination prior to working. Failure to pass the drug screen or physical will result in the withdrawal of the employment offer.

8)	Employees are subject to a successful completion of an initial ninety-day evaluation period. Of course, your employment with us is “employment at-will,” consequently you have the right to terminate your employment at any time for any reason, and we have the same right. Your tenure in this position is dependent upon your individual performance and other factors such as business conditions.

9)	The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. We therefore will verify your eligibility for employment. A listing of acceptable documents that you will need to present on your first day of employment can be found in your new hire paperwork. If you do not have any of these listed documents, you must have applied for the appropriate documents required. Without the aforementioned documents we cannot permit you to begin working.

Frank, I look forward to having you as a key member of the team and to building our business together.

Sincerely,

/s/ Charles Dauber
President and Chief Executive Officer
American Electric Technologies, Inc.

I agree to employment by AETI on the foregoing terms.

/s/ Frank Pierce	Aug. 31, 2010